Exhibit 23.1

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2003, except for Note 18 as to which the date is March 28, 2003, relating to the consolidated financial statements of The Immune Response Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.  Our report contains an explanatory paragraph regarding our substantial doubt as to the Company’s ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP
Costa Mesa, California

July 2, 2003